Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	November 10, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS SECOND QUARTER RESULTS

Sequential Improvements in Revenue and Profit

FALLS CHURCH, Va., Nov. 10 – CSC (NYSE: CSC) today reported second quarter fiscal 2011 revenue of $4.0 billion and fully diluted earnings per share (EPS) of $1.18 compared to second quarter fiscal 2010 revenue of $4.0 billion and EPS of $1.40 ($1.15 after normalizing for the tax rate). The half year revenue was $7.9 billion and EPS was $2.09 compared to half year fiscal 2010 revenue of $7.9 billion and EPS of $2.26 ($1.97 after normalizing for the tax rate).

Commenting on the results, CSC Chairman and Chief Executive Officer, Michael Laphen said, “Our underlying performance in the quarter continues to track in a positive direction. We achieved a solid quarter in new business bookings which supports our anticipated growth in the second half of the fiscal year. Our pre-tax margin and operating margin improved sequentially, this despite a series of non-recurring accounting adjustments in MSS, primarily in the Nordics Region.”

Highlights for the quarter include:

•	New business awards of $4.5 billion for the quarter, compared to $4.6 billion from the previous year.

•	Pre-tax margin of 6.92% for the quarter, an increase of 49 basis points from the previous year.

•	Operating margin of 7.75% for the quarter, a reduction of 69 basis points from the previous year.

•
Operating cash flow of $402 million for the quarter, as compared to $572 million from the previous year. At the half year, operating cash flow was $342 million compared to $275 million from the previous year.

•	Free Cash Flow of $175 million for the quarter, as compared to $429 million from the previous year. At the half year, free cash flow was -$143 million compared to -$33 million from the previous year.

New Business Awards

Across the three lines of business, new business awards for the quarter were $4.5 billion. North American Public Sector (NPS) contributed approximately $2.9 billion, Business Solutions & Services (BSS) reported $0.8 billion, and Managed Services Sector (MSS) closed $0.8 billion of new business.

Lines of Business

For the quarter, NPS revenue was $1.55 billion (down 4.5% from the second quarter last year mainly due to the previous year’s benefit of a claims settlement), MSS revenue was $1.58 billion (up 0.1% from the second quarter last year) and BSS revenue was $0.87 billion (up 0.6% from the second quarter last year and up 6% when adjusted for currency and the fiscal 2010 acquisition and divestiture).

Business Outlook

 “While our NPS business is still experiencing a slowdown in the pace of customer decisions, our continued success in capturing sizeable IDIQ awards positions us for meaningful second half growth,” said Laphen. “Our commercial businesses have achieved new logo wins and are building a robust pipeline, particularly in our targeted areas of Applications Outsourcing, Cyber and Cloud solutions.”

Guidance

The company updated its guidance for the full year, increasing New Business Bookings and EPS while modifying its Revenue and Margin range as a consequence of the aforementioned NPS award delays and the adjustments in the Nordics. Free Cash Flow guidance is unchanged.

The revised guidance is:

New Business Bookings	In excess of $18.5 billion
Revenue	$16.5 – $17.0 billion
Margin Rate	8.5% – 9.0%
EPS	$5.35 – $5.45
FCF greater than	90% of net income attributable to CSC common shareholders.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11:00 a.m. EDT today. The conference call dial-in number for domestic callers is 877-545-1403. International callers will need to dial +1 719-325-4812. The pass code for all participants is 6934108. The Webcast and presentation slides can be accessed at www.csc.com/investor_relations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, free cash flow and free cash flow as a percentage of net income attributable to CSC common shareholders.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business.  These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector.  CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting.  Headquartered in Falls Church, Va., CSC has approximately 94,000 employees and reported revenue of $16.1 billion for the 12 months ended October 1, 2010.  For more information, visit the Company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 2, 2010 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 4				11/10/2010

Revenues by Segment
(preliminary and unaudited)
	Quarter Ended
	October 1, 2010	October 2, 2009	% of Total Revenue
(Dollars in millions)			Fiscal 2011	Fiscal 2010

Business Solutions & Services	$869	$864	22%	21%

Managed Services Sector	1,581	1,579	40	39

Department of Defense	1,161	1,210	30	30
Civil agencies	333	342	8	9
Other (1)	55	70	1	2
North American Public Sector	1,549	1,622	39	41

Corporate & Eliminations	(24)	(24)	(1)	(1)

Total Revenue	$3,975	$4,041	100%	100%

	Six Months Ended
	October 1, 2010	October 2, 2009	% of Total Revenue
(Dollars in millions)			Fiscal 2011	Fiscal 2010

Business Solutions & Services	$1,690	$1,702	21%	21%

Managed Services Sector	3,179	3,143	40	40

Department of Defense	2,284	2,330	30	30
Civil agencies	705	708	9	9
Other (1)	112	102	1	1
North American Public Sector	3,101	3,140	40	40

Corporate & Eliminations	(53)	(47)	(1)	(1)

	$7,917	$7,938	100%	100%

Note (1): Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public Sector (NPS).

CSC-Page 5				11/10/20100

Consolidated Condensed Statements of Income
(preliminary and unaudited)
	Quarter Ended		Six Months Ended
(In millions except per-share amounts)	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009

Revenues	$3,975	$4,041	$7,917	$7,938

Costs of services (excludes depreciation and amortization)	3,182	3,215	6,379	6,371

Selling, general and administrative	247	246	491	493

Depreciation and amortization	273	275	529	544

Interest expense	42	53	83	108

Interest income	(9)	(7)	(17)	(13)

Other (income) expense	(35)	(1)	(38)	(9)

Total costs and expenses	3,700	3,781	7,427	7,494

Income before taxes	275	260	490	444

Taxes on income	82	39	149	91

Net Income	193	221	341	353
Less: Net income attributable to noncontrolling interest, net of tax	9	5	14	7
Net income attributable to CSC common shareholders	$184	$216	$327	$346

Earnings per share:
Basic	$1.19	$1.42	$2.12	$2.28

Diluted	$1.18	$1.40	$2.09	$2.26

Cash dividend per common share	$0.15	$-	$0.30	$-

Weighted average common shares outstanding for:
Basic EPS	154.393	151.835	154.304	151.687
Diluted EPS	155.766	154.126	156.302	153.373

CSC-Page 6		11/10/2010

Selected Balance Sheet Data
(preliminary and unaudited)

(Amounts in millions)	October 1, 2010	April 2, 2010
Assets
Cash and cash equivalents	$2,657	$2,784
Receivables, net	3,956	3,849
Prepaid expenses and other current assets	1,994	1,789
Total current assets	8,607	8,422

Property and equipment, net	2,358	2,241
Outsourcing contract costs, net	670	642
Software, net	516	511
Goodwill	3,921	3,866
Other assets	815	773
Total assets	$16,887	$16,455

Liabilities
Short-term debt and current maturities of long-term debt	$112	$75
Accounts payable	428	409
Accrued payroll and related costs	806	821
Other accrued expenses	1,174	1,344
Deferred revenue	1,177	1,189
Income taxes payable and deferred income taxes	282	284
Total current liabilities	3,979	4,122

Long-term debt, net	3,835	3,669
Income tax liabilities and deferred income taxes	573	550
Other long-term liabilities	1,466	1,606

Total stockholders' equity	7,034	6,508

Total liabilities and stockholders' equity	$16,887	$16,455

Debt as a percentage of total capitalization	35.9%	36.5%

CSC-Page 7		11/10/2010

Consolidated Condensed Statement of Cash Flows
(preliminary and unaudited)
	Six Months Ended
(Amounts in millions)	October 1, 2010	October 2, 2009
Cash flows from operating activities:
Net income	$341	$353

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization and other non-cash charges	571	577
Stock based compensation	30	34
Provision for losses on accounts receivable	6	15
Unrealized foreign currency exchange gain, net	(12)	(65)
Gain on dispositions	(30)	(4)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Increase in assets	(277)	(40)
Decrease in liabilities	(287)	(595)
Net cash provided by operating activities	342	275

Cash flows from investing activities:
Purchases of property and equipment	(337)	(209)
Outsourcing contracts	(58)	(77)
Business acquisitions, net of cash acquired	(65)	(5)
Business dispositions	52	12
Software purchased and developed	(94)	(68)
Other investing activities, net	44	61
Net cash used in investing activities	(458)	(286)

Cash flows from financing activities:
Borrowings under lines of credit	8	28
Repayments of borrowings under lines of credit	(5)	(32)
Principal payments on long-term debt	(40)	(17)
Proceeds from stock options	18	30
Repurchase of common stock and acquisition of treasury stock	-	(3)
Excess tax benefit from stock-based compensation	2	3
Dividend payments	(23)	-
Other financing activities, net	(7)	-
Net cash (used in) provided by financing activities	(47)	9

Effect of exchange rate changes on cash and cash equivalents	36	112

Net (decrease) increase in cash and cash equivalents	(127)	110
Cash and cash equivalents at beginning of year	2,784	2,297
Cash and cash equivalents at end of period	$2,657	$2,407

CSC-Page8                                                                                                                                                                                                                        11/10/2010

Non-GAAP Financial Measures
The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes.

GAAP Reconciliations

Operating Income (preliminary and unaudited)	Quarter Ended		Six Months Ended
(Amounts in millions)	October 1 , 2010	October 2, 2009	October 1, 2010	October 2, 2009

Operating income	$308	$341	$589	$607
Corporate G&A	(35)	(36)	(71)	(77)
Interest expense	(42)	(53)	(83)	(108)
Interest income	9	7	17	13
Other income (expense)	35	1	38	9
Income before taxes	$275	$260	$490	$444

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Six Months Ended
(Amounts in millions)	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009

Free cash flow	$175	$429	$(143)	$(33)
Net cash used in investing activities	205	128	458	286
Business acquisitions, net of cash acquired	(61)	(5)	(65)	(5)
Business dispositions	52	12	52	12
Payments on capital leases and other long-term assets financings	31	8	40	15
Net cash provided by operating activities	$402	$572	$342	$275
Net cash used in investing activities	$(205)	$(128)	$(458)	$(286)
Net cash (used in) provided by financing activities	$(49)	$23	$(47)	$9

Operating income	$308	$341	$589	$607
Operating margin	7.75%	8.44%	7.44%	7.65%
Pre-tax margin	6.92%	6.43%	6.19%	5.59%

Note: Payments on capital leases and other long-term asset financings, and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF). Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income before taxes as a percentage of revenue.